Exhibit 99

                NIC Wins Arizona Web Portal Management Contract

     PHOENIX--(BUSINESS WIRE)--July 30, 2007--The state of Arizona recently finalized a three-year agreement with eGovernment firm NIC (Nasdaq: EGOV) to operate the state's official Web site, Arizona @ Your Service (http://az.gov). The contract runs through 2010 with renewal options that extend through June 2013. Arizona issued its competitive bid in February 2007 and chose NIC from a competitive field.

     "The state of Arizona is excited to build upon our strong tradition of online service delivery and government efficiency through the new Web portal contract," said Chris Cummiskey, the state of Arizona's chief information officer and director of the Government Information Technology Agency. "NIC has a proven track record in eGovernment and we are looking forward to our new partnership."

     The contract includes recurring fixed monthly fees for baseline services and project-based pricing for variable services. The value of the initial three-year contract for core baseline services is $5.7 million and the state may choose additional baseline service levels that could add $3 million to $9 million to the contract's overall value. NIC also can earn additional revenues through deployment of variable services.

     "We are thrilled to be Arizona's new partner," said Jeff Fraser, NIC's chief executive officer. "The state is progressive in its use of technology for citizen services. Since NIC is the only company that specializes solely in eGovernment services, it's a great match of partners. NIC has spent 15 years focusing exclusively on managing portals for 19 states, and we are eager to apply our proven advantages in reliability, speed and innovation to benefit the state of Arizona's eGovernment initiative."

     Once operation of Arizona @ Your Service transitions to NIC in October, the company will operate 20 portals serving more than 67 million residents.

     Baseline services include overall support and hosting of the existing infrastructure, support and maintenance of the re-engineered services available today on the state's Web portal, as well as overall operational management, customer support, reporting and portal security. Baseline services also include smaller-scale new projects, such as application and Web site development. Variable services will include all larger-scale new eGovernment projects and enhancements, new hardware and software purchases, backup and recovery services and marketing and promotion.

     NIC will provide additional context and answer investor questions about market dynamics and financial performance when it reports second-quarter financial performance on August 1.

     About NIC

     NIC manages more eGovernment services than any provider in the world. The company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,600 state and local agencies that serve more than 67 million people in the United States. Additional information is available at http://www.nicusa.com.


     CONTACT: NIC
              David Oboyski, 913-754-7054
              doboyski@nicusa.com